Exhibit 10.1

7001 N. Scottsdale Rd, Suite 2050, Scottsdale, Arizona 85253
www.imhfc.com / IMH Holdings, LLC / BK 0920166

June 11, 2020

JP Morgan Chase Funding Inc.
383 Madison Avenue, 8th Floor
New York, NY 10179
Attention: Daniel Rood

JCP Realty Partners, LLC
11150 Santa Monica Blvd., Suite 1400
Los Angeles, CA 90025
Attention: Jay Wolf

Re:    IMH Financial Corporation, a Delaware corporation (the “Company”)

Dear Dan and Jay:

This letter (this “Letter”) sets forth proposed terms and conditions of a reorganization of the Company under Chapter 11 of the United States Bankruptcy Code (the “Code”). The Company believes that in the absence of the restructuring transactions described herein (the “Restructuring”), the Company would be required to liquidate and, at a minimum, common equity holdings will be worthless, while if successful the Restructuring will result in a payment to common stockholders.
As more specifically set forth below, this Letter is non-binding and the transactions described herein are expressly subject in all respects to the final approval and directive of the Special Committee of the Company’s Board of Directors.

I.	CHAPTER 11 FILING
No later than July 1, 2020 (the “Petition Date”), the Company will commence a voluntary case (the “Chapter 11 Case”) under Chapter 11 of the Code in the United States Bankruptcy Court in the District of Delaware (the “Court”), and seek confirmation of a plan of reorganization proposed by the Company (the “Plan”) for the purpose of effectuating the Restructuring. The

Company will seek hearings at the earliest possible dates to obtain Court approval of a Disclosure Statement with respect to the Plan (the “Disclosure Statement”) and the entry of the Confirmation Order (defined below).

II.	PRECONDITIONS TO COMMENCEMENT OF CHAPTER 11 CASE

A.	Agreements with JPMorgan Chase Funding Inc. (“JPM”)

1.	The Company and JPM shall have agreed to JPM’s treatment under the Plan.

2.	The Company and JPM shall have agreed to the terms and conditions of, and final documentation with respect to, the DIP Facility (defined below).

3.	The Company and JPM shall have agreed to the material terms and conditions of the Exit Facility (defined below).

4.
Each of the following, together with any first-day motions filed by the Company in the Chapter 11 Case with respect thereto, shall be acceptable in form and substance to JPM in its sole discretion (all of the following undefined terms as defined below): (a) the Plan, the Disclosure Statement, and all exhibits thereto including without limitation all solicitation materials (collectively, the “Confirmation Documents”), (b) all agreements with the Juniper Parties, (c) all agreements with the Bain Parties, (d) the Management Agreements, (e) all agreements with respect to the Hotel Redemption, (f) the DIP Facility, (g) a term sheet with respect to the Exit Facility, and (h) the RSA.

B.	Agreements with Jay Wolf, Juniper Realty Partners, LLC (“Juniper”), Juniper Investment Advisors, LLC (“JIA”), and their affiliates (the “Juniper Parties”)

1.	The Company and Juniper shall have agreed to Juniper’s treatment under the Plan.

2.
Juniper shall assist the Company in coordinating a redemption of the Fund Investors (as defined below) or restructuring of the Fund (as defined below) to achieve more favorable terms for the Company (the “Hotel Redemption”). All material agreements with respect to the Hotel Redemption shall be entered into on or before July 1, 2020 and the effectiveness thereof shall be subject only to the confirmation of the Plan and the occurrence of the Effective Date (as defined below). The Plan shall provide that a $22,500,000 portion of the Exit Facility shall be dedicated to fund the Hotel Redemption on the Effective Date, and the Confirmation Order shall authorize and direct the Reorganized Debtor to effectuate the Hotel Redemption. Provided that all material agreements with respect to the Hotel Redemption are entered into and the Hotel Redemption becomes binding upon all Fund Investors on or before July 1, 2020 subject only to the occurrence of the Effective Date, then the Company shall pay Juniper a success fee of $300,000 on the Effective Date. The Hotel Redemption and this success fee shall be disclosed to the Court in the Disclosure Statement.

3.
Juniper shall assist the Company in coordinating the solicitation of the acceptance or rejection of the Plan from the Common Equity Class (as defined below) and the Warrants Class (as defined below). Provided that the Common Equity Class and the Warrants Class each votes to accept the Plan under Section 1126(d) of the Code, subject only to the occurrence of the Effective Date, then the Company shall pay Juniper a coordination fee of $100,000 on the Effective Date. The foregoing shall be disclosed to the Court in the Disclosure Statement.

4.
The Company and JIA, no later than the Petition Date, shall amend and restate that certain Non-Discretionary Investment Advisory Agreement dated as of August 14, 2019 (as amended and restated, the “ARAA”) to be assumed by the Company and become effective on and subject only to the occurrence of the Effective Date. The form of ARAA to be assumed and accepted shall be disclosed to the Court in the Disclosure Statement.

5.
Each of the following shall be acceptable in form and substance to the Juniper Parties in their sole discretion: (a) all agreements with any of the Juniper Parties, and (b) the RSA with respect to matters involving the Juniper Parties.

C.	Agreements with Chadwick Parson, Jonathan Brohard, and Samuel Montes (“Existing Management”)

1.
Subject to the occurrence of the Effective Date, the Company shall assume: (i) that certain Executive Employment Agreement dated as of August 30, 2019, by and between the Company, IMH Management Services LLC, and Chadwick Parson, as amended; (ii) that certain Executive Employment Agreement dated as of January 21, 2015, by and between the Company and Jonathan Brohard, as amended; and (iii) that certain Executive Employment Agreement dated April 11, 2017, by and between the Company and Samuel Montes, as amended (collectively, the “Management Agreements”).

D.	Agreements with ITH Partners LLC and Lawrence D. Bain (the “Bain Parties”)

1.
Subject to the occurrence of the Effective Date, the Company shall assume that certain Consulting Agreement dated as of July 25, 2019, by and between the Company and ITH Partners LLC, and that certain Termination of Employment Agreement, Release and Additional Compensation Agreement dated April 9, 2019, by and between the Company and Lawrence D. Bain.

E.	Agreements with Lender

1.
Subject to the occurrence of the Effective Date, the Company shall obtain the consent of Lender (as defined below) to the amendment and restatement of the Hotel Loan (as defined below) and the Hotel Loan Guarantees (as defined below) on terms and conditions acceptable to JPM, including the agreement of Lender that neither the commencement of the Chapter 11 Case nor the occurrence of the Effective Date shall be events of default thereunder and that Lender shall not vote against or object to confirmation of the Plan, or seek cash payment on the Effective Date with respect to the Hotel Loan Guarantees, provided that the Hotel Loan and the Hotel Loan Guarantees as so amended and restated are assumed or adopted by the Company as reorganized debtor on the Effective Date.

F.	Execution of RSA

1.
Immediately prior to the commencement of the Chapter 11 Case on the Petition Date, the Principal Parties shall enter into a Restructuring Support Agreement (the “RSA”). The Principal Parties shall consist of the Juniper Parties, the Bain Parties, JPM, and the Company. The RSA shall provide, among other things, that the Principal Parties shall support the DIP Facility, the Plan and confirmation of the Plan, and shall timely vote to accept the Plan (to the extent that they hold claims or interests entitled to vote with respect to the Plan) provided that the material terms of the Plan are consistent with this Letter, and shall contain conditions, among other things, with respect to the agreements and undertakings referred to in Section II of this Letter. The RSA shall provide that in no event shall the Juniper Parties or the Bain Parties, or any affiliates thereof, file or seek allowance in the Chapter 11 Case of any claims or interests other than those referenced in this Letter, subject only to (a) the confirmation of the Plan on terms and conditions materially consistent with this Letter and the RSA, and (b) the occurrence of the Effective Date.

G.	Payment of Dividends on Series B-1 Cumulative Convertible Preferred Stock Interests (the “Series B-1 Preferred Stock”)

1.
The Company shall pay to the holders of the Series B-1 Preferred Stock all dividends thereon (with interest, if any) that have accrued and remain unpaid as of the commencement of the Chapter 11 Case on the Petition Date (the “Series B-1 Preferred Stock Prepetition Payments”).

2.
The holders of the Series B-1 Preferred Stock shall waive all dividends thereon that would have accrued after the commencement of the Chapter 11 Case on the Petition Date, such waiver conditioned upon (a) the confirmation of the Plan on terms and conditions materially consistent with this Letter and the RSA, and (b) the occurrence of the Effective Date not later than 120 days after the Petition Date.

III.	TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN
The Plan shall provide that on its Effective Date:

A.
All administrative expenses of the Chapter 11 Case allowed under Section 503(b) of the Code (“Administrative Expenses”) shall be paid in full in cash or appropriately reserved for, except to the extent that any holder agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Administrative Expenses.

B.
All priority claims allowed under Section 507(a) of the Code other than Administrative Expenses (“Priority Claims”) shall be paid in full in cash or appropriately reserved for, except to the extent that any holder agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Priority Claims, except that Priority Claims allowed under Section 507(a)(8) of the Code (“Priority Tax Claims”) shall, at the option of the Company with JPM’s consent, receive the treatment set forth in Section 1129(a)(9)(C) of the Code, except to the extent that any holder agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Priority Tax Claims.

C.
The holders of all allowed general unsecured claims (”General Unsecured Claims”) shall, at the option of the Company with JPM’s consent, receive either: (1) reinstatement of such claims pursuant to Section 1124 of the Code; (2) payment in full in cash on the later of (A) the Effective Date, or (B) the date such payment is due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such claims; or (3) such other treatment rendering such claim unimpaired under the Code, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such allowed claims.

D.
The holders of Series B-1 Preferred Stock Interests other than JPM shall receive the sum of $9,025,164 in cash less the aggregate amount of the Series B-1 Preferred Stock Prepetition Payments received by such holders other than JPM, representing the redemption thereof at par, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such interests and all related claims or other rights, including (x) any dividends accruing after the commencement of the Chapter 11 Case on the Petition Date (provided that the conditions to the waiver of such dividends set forth in Section II.G.2. of this Letter have been satisfied, failing which the distribution to such holders shall be increased by the amount of such accrued dividends), (y) the “consent payment” due on July 25, 2020, and (z) any claim that is determined to be subordinated to the status of an equity security, whether under general principles of equitable subordination, Section 510(b) of the Code, or otherwise, and all such interests and related claims and rights shall be cancelled on the Effective Date.

E.
JPM shall receive 100% of the new common stock of the Company, as reorganized debtor, in full and final satisfaction of all Preferred Stock Interests held by JPM, with aggregate redemption value of $71,300,347, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such interests and all related claims or other rights, including (x) any dividends accruing after the commencement of the Chapter 11 Case on the Petition Date, (y) the “consent payment” with respect to Series B-1 and Series B-2 due on July 1, 2020, and the liquidation preference with respect to Series B-3 and Series B-4 due on July 1, 2020, and (z) any claim that is determined to be subordinated to the status of an equity security, whether under general principles of equitable subordination, Section 510(b) of the Code, or otherwise, and all such interests and related claims and rights shall be cancelled on the Effective Date.

F.
In the event that the class of interests under the Plan comprising all common stock of the Company (the “Common Equity Class”) votes to accept the Plan under Section 1126(d) of the Code, the holders of such common stock shall receive an aggregate cash payment of $7,518,694 (the “Equity Distribution”) on the Effective Date, subject to reduction as follows:

(1)
to the extent that the aggregate of all Effective Date cash payments or reserves on account of Administrative Expenses, Priority Claims, and General Unsecured Claims (excluding only (a) any Administrative Expenses or super-priority claims of JPM for payment or reimbursement of its reasonable fees and expenses with respect to the Chapter 11 Case, including without limitation the fees and expense of primary and local bankruptcy counsel and any other professionals retained by JPM with respect thereto (collectively, the “JPM Expenses”), and (b) operating expenses of the Company incurred after the 90th day after the Petition Date) (such aggregate, the “Claims Distribution” which for the avoidance of doubt is comprised of the line items set forth in the Budget attached to this

Letter as Schedule 2 (the “Budget”) for Administrative Expenses, Chapter 11 Employee Costs, Chapter 11 Hotel Operations (Per Court Order), General Unsecured Claims, Rejected Contract Claims, and Priority Tax Claims) exceeds $6,892,912 but is not more than $7,728,322 (such excess, the “First Claims Overage”), then the Equity Distribution shall be reduced on a dollar-for-dollar basis;

(2)
to the extent that the Claims Distribution exceeds $7,728,322 but is not more than $9,228,322 (such excess, the “Second Claims Overage”), then (a) the Equity Distribution shall be reduced additionally by one-third of the Second Claims Overage, such additional reduction not to exceed $500,000, (b) the Exit Facility shall be increased by one-third of the Second Claims Overage, such increase not to exceed $500,000, and (c) the upfront management fee otherwise payable to JIA on the Effective Date pursuant to the ARAA shall be reduced by one-third of the Second Claims Overage, such reduction not to exceed $500,000; and

(3)
to the extent that the Claims Distribution exceeds $9,228,322 (such excess, the “Third Claims Overage”), then the Equity Distribution shall be reduced additionally on a dollar-for-dollar basis, provided that in no event shall the Equity Distribution on the Effective Date be reduced below $5,012,462 (the “Minimum Equity Distribution”) taking into account distributions made available by JPM in accordance with the above.

All cash payments received by the Common Equity Class shall be in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such interests and all related claims or other rights, including any claims that are determined to be subordinated to the status of an equity security, whether under general principles of equitable subordination, Section 510(b) of the Code, or otherwise, and all such interests and related claims and rights shall be cancelled on the Effective Date. Notwithstanding the foregoing, in the event that the Common Equity Class votes to reject the Plan under Section 1126(d) of the Code, then the holders of such common stock shall receive no distribution under the Plan on account of such interests, including any claims that are determined to be subordinated to the status of an equity security, whether under general principles of equitable subordination, Section 510(b) of the Code, or otherwise, and all such interests and related claims and rights shall be cancelled on the Effective Date.

G.
In the event that the class of interests under the Plan comprising all warrants of the Company (the “Warrants Class”) votes to accept the Plan under Section 1126(d) of the Code, the holders of such warrants shall receive an aggregate cash payment of $52,000 (the (“Warrants Distribution”) on the Effective Date. All cash payments received by the Warrants Class shall be in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such interests and all related claims or other rights, including any claims that are determined to be subordinated to the status of an equity security, whether under general principles of equitable subordination, Section 510(b) of the Code, or otherwise, and all such interests and related claims and rights shall be cancelled on the Effective Date. Notwithstanding the foregoing, in the event that the Warrants Class votes to reject the Plan under Section 1126(d) of the Code, then the holders of such warrants shall receive no distribution under the Plan on account of such interests, including any claims that are determined to be subordinated to the status of an equity security, whether under general principles of equitable subordination,

Section 510(b) of the Code, or otherwise, and all such interests and related claims and rights shall be cancelled on the Effective Date.

H.
It shall be conditions precedent to the occurrence of the Effective Date, waivable solely by JPM in its sole discretion, that (a) the Effective Date occur within 120 days after the Petition Date, (b) Administrative Expenses (excluding the JPM Expenses, employee bonuses, payroll and other operating costs and expenses of the Company incurred in the ordinary course of business, and the operating costs of the Hotel incurred after the Petition Date) and Priority Claims not exceed $3,400,000 in the aggregate, and (c) General Unsecured Claims not exceed $2,100,000. The Company shall, during the Chapter 11 Case, provide JPM with weekly (x) good-faith estimates of its aggregate General Unsecured Claims and Priority Claims, (y) reports of its cumulative Administrative Expenses incurred through the end of the prior week, and (z) good-faith estimates of its aggregate Administrative Expenses from the end of the prior week through and until the Effective Date as such date is then reasonably expected to occur.

IV.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
The Plan shall provide that the Company shall accept the contracts set forth on Schedule 3.A., and shall reject with the intent to renegotiate the contracts set forth on Schedule 3.B. As more specifically set forth on the foregoing schedules, the Company shall:

A.
Assume: (i) that certain Executive Employment Agreement dated as of August 30, 2019, by and between the Company, IMH Management Services LLC, and Chadwick Parson, as amended; (ii) that certain Executive Employment Agreement dated as of January 21, 2015, by and between the Company and Jonathan Brohard, as amended; and (iii) that certain Executive Employment Agreement dated as of April 11, 2017, by and between the Company and Samuel Montes, as amended;

B.
Unless the monthly rental payment thereunder can be re-negotiated to $15,000 per month or less or as otherwise decided by the Company, reject that certain Scottsdale Seville Lease Agreement (Office) dated as of March 13, 2012, by and between the Company and SPI AZ, LLC, as amended; and

C.
Assume that certain Consulting Agreement dated as of July 25, 2019, by and between the Company and ITH Partners, LLC, and that certain Termination of Employment Agreement, Release and Additional Compensation Agreement dated as of April 9, 2019, by and between the Company and Lawrence D. Bain.

V.	FUNDING OF COMPANY DURING PENDENCY OF CHAPTER 11 CASE; FUNDING OF PLAN OBLIGATIONS

A.
Based upon the attached Budget, the Company anticipates it will need a senior secured debtor-in-possession financing facility (the “DIP Facility”) in the approximate amount of $7,000,000. Assuming all underwriting criteria are to the satisfaction of JPM and the obtaining of all necessary internal approvals by JPM, JPM will provide the DIP Facility to the Company in accordance with the Budget pursuant to such legal documentation as is acceptable to JPM in its sole discretion, provided that (a) the Budget in its final form as of the Petition Date is acceptable to JPM in its sole discretion, (b) the Court enters interim and final orders authorizing the DIP Facility, in form and substance acceptable to JPM in its sole discretion, and (c) all other conditions precedent set forth in such legal documentation have been satisfied or waived as determined by JPM in its sole discretion. Notwithstanding anything to the contrary set forth in this Letter, all JPM Expenses paid by the Company shall increase the DIP Facility on a dollar-for-dollar basis.

B.
In addition, the Company has requested that JPM enter into a senior secured exit facility (the “Exit Facility”) in the approximate amount of $49,900,000, to fund the Company’s obligations under the Plan, to refinance the DIP Facility, and to fund the Company’s ongoing obligations and working capital requirements after the Effective Date. Assuming all underwriting criteria are to the satisfaction of JPM and the obtaining of all necessary internal approvals by JPM, JPM will provide an Exit Facility to the Company (as reorganized debtor) pursuant to such legal documentation and on such terms and conditions as are acceptable to JPM in its sole discretion, provided that (a) the Court enters the Confirmation Order with respect to a Plan that, as so confirmed, is consistent with the RSA and is otherwise in form and substance acceptable to JPM in its sole discretion, confirming the Plan, and (b) all other conditions precedent set forth in such legal documentation have been satisfied or waived as determined by JPM in its sole discretion.

VI.	ADDITIONAL MATTERS

A.
McArthur Place Hotel & Spa, located in Sonoma, California (the “Hotel”) is owned by L’Auberge de Sonoma, LLC, a Delaware limited liability company (“Hotel Owner”).  Hotel Owner is owned by L’Auberge de Sonoma Resort Fund, LLC (the “Fund”).  Hotel Owner is the obligor on a loan in the amount of $37,000,000 (the “Hotel Loan”) from MidFirst Bank, a federally chartered savings association (“Lender”).  The Company indirectly owns a membership interest in the Fund.  The Hotel Loan is secured by a first priority lien on the Hotel, and as additional security for the Hotel Loan, the Company has entered into that certain Amended and Restated Completion Guaranty dated as of March 13, 2019, and that certain Amended and Restated Continuing Guaranty dated as of March 13, 2019, each in favor of Lender (together, the “Hotel Loan Guarantees”).  The Hotel Loan Guarantees require that the Company maintain minimum liquidity of $5,000,000.  The Company also has guaranteed a 7% preferred return to the holders of preferred interests in the Fund (the “Fund Investors”).  The Company does not currently contemplate filing an additional petition for relief under Chapter 11 of the Code in connection with Hotel Owner, the Fund or the Hotel. The Company anticipates seeking Court authorization to use proceeds obtained under the DIP Facility to support certain contingent liabilities of the Hotel during the Chapter 11 Case.

B.
Various limited liability companies which are wholly owned by the Company are obligors (the “SW Obligors”) on a loan in the original principal amount of $5,939,935 (the “SW Loan”) from Southwest Lending, L.L.C., a New Mexico limited liability company (“SWL”). The Company does not currently contemplate filing additional petitions for relief under Chapter 11 of the Code in connection with the SW Obligors. The SW Loan is not a direct obligation of the Company, but rather, is only an obligation of the SW Obligors. The Company represents and warrants to JPM that the commencement of the Chapter 11 Case shall not be an event of default under the SW Loan.

C.
The Company, through its payroll subsidiary, and Hotel Owner recently each obtained loans (each, a “PPP Loan”) pursuant to the Paycheck Protection Program provisions of the recently enacted CARES Act. The Company’s payroll subsidiary PPP Loan has an original principal balance of $444,000, and the Hotel Owner PPP Loan has an original principal balance of $1,359,000. The Company represents and warrants to JPM that the Company and Hotel Owner have utilized and will continue to utilize the proceeds of the PPP Loans with the objective of obtaining forgiveness under applicable rules and regulations.

D.
The Company, the Juniper Parties, and the Bain Parties shall each be solely responsible for their own legal, expert and other administrative or related costs and expenses in connection with the Chapter 11 Case or any of the other matters described in this Letter.

E.
The Company shall be responsible for, and hereby agrees to pay or reimburse in full, timely upon presentation of invoices therefor, JPM’s reasonable fees and expenses with respect to this Letter and the transactions and matters contemplated by this Letter, including without limitation the Restructuring, the RSA, the Plan, the DIP Facility, the Exit Facility, and the Chapter 11 Case, including without limitation the fees and expenses of primary and local bankruptcy counsel and any other professionals retained by JPM with respect thereto.

F.
As used in this Letter, the term “Effective Date” means the date that is the first business day after the date of entry of a Court order confirming the Plan, which order shall be in form and substance acceptable to JPM (the “Confirmation Order”), on which all conditions precedent to the occurrence of such Effective Date set forth in the Plan have been satisfied or waived in accordance with the Plan; provided that in no event shall such date be later than thirty days after such date of entry, unless extended with the consent of JPM.

G.
To the fullest extent permitted by law, this Letter is not binding and is subject in all respects to the final approval and directive of the Special Committee of the Company’s Board of Directors, except that Section VI.E. of this Letter shall be binding upon the Company upon its execution of this Letter. This Letter is intended to be merely indicative of the transactions described herein, but all matters described herein are subject to final definitive documentation, which may include, without limitation, final orders of the Court approving the Plan and other ancillary or related documents or agreements.

Sincerely,
Chadwick S. Parson
Chief Executive Officer

Lori Wittman, Chairperson
Special Committee of the
Board of Directors

SCHEDULE 1

Claims

SCHEDULE 2

Budget

SCHEDULE 3.A.

Contracts to be Accepted and Assumed
March 12, 2012 Scottsdale Seville Lease Agreement between Company and SPI AZ, LLC, as amended;
January 21, 2015 Executive Employment Agreement between Company and Jonathan Brohard, as amended;
April 11, 2017 Executive Employment Agreement between Company and Samuel Montes, as amended;
April 9, 2019 Termination of Employment Agreement, Release and Additional Compensation Agreement between IMH and Lawrence D. Bain;
July 25, 2019 Consulting Agreement between Company and ITH Partners LLC; and
August 30, 2019 Executive Employment Agreement between IMH Management Services LLC, the Company and Chadwick Parson.

* This information is to the best of the Company’s knowledge, and is subject to revision. Further, the Company is continuing to work on the Schedules, and they are subject to change.
* The contracts listed on this Schedule 3.A. shall be accepted and assumed by the Company, as Reorganized Debtor, on the Effective Date, as amended in accordance with the terms and conditions of the Letter to which this Schedule 3.A. is attached, as applicable.

SCHEDULE 3.B.

Contracts to be Rejected
None.

* This information is to the best of the Company’s knowledge, and is subject to revision. Further, the Company is continuing to work on the Schedules, and they are subject to change.